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                         CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Atlas Assets, Inc.:

To the Interestholders and Board of Trustees of Master Investment Portfolio:

We consent to the use of our report dated February 9, 2001 on the statement of assets and liabilities of S&P 500 Index Master Portfolio (a portfolio of Master Investment Portfolio) as of December 31, 2000, and the related statement of operations, statements of changes in net assets and financial highlights for each of the years or periods presented in the annual report, incorporated by reference in Post-Effective Amendment No. 28, to Registration Statement (No. 033-20318) on Form N-1A under the Securities Act of 1933.


/s/  KPMG LLP


San Francisco, California
April 27, 2001